[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.26

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made effective as of June 20, 2012 (the “Effective Date”) by and between Karagen Pharmaceuticals, Inc., a Maryland close corporation with a principal place of business at 4 Club Road, Baltimore, Maryland 21210 (“Licensor”), and Aduro BioTech, Inc. (“Licensee”), a Delaware corporation with a place of business at 626 Bancroft Way, Berkeley, CA 94710. Licensor and Licensee are each hereafter referred to individually as a “Party” and together as the “Parties”.

WHEREAS, Licensor is the owner of or otherwise Controls certain proprietary Licensed Patent Rights and Licensed Technology (as defined below);

WHEREAS, Licensee desires to obtain certain licenses from Licensor under such Licensed Patent Rights and Licensed Technology to develop and commercialize Licensed Products, which licenses will include both exclusive and nonexclusive license rights as well as options;

WHEREAS, Licensor has represented to Licensee that Licensor has entered into a license agreement (the “Preexisting License”) with a Third Party (“Preexisting Licensee”) for non-exclusive rights with an option to convert its current licensed rights in the Product Rights, all of which are nonexclusive, to exclusive with regard to one or more infectious diseases on a disease-by-disease basis (the “Preexisting Options”)) on the terms as they exist on the date hereof and specifically described in Exhibit A hereto (“Preexisting Rights”);

WHEREAS, Licensee has relied on those representations of Licensor relating to the Preexisting License and Preexisting Rights as one basis for entering into this Agreement; and

WHEREAS, Licensor desires to grant such license to Licensee on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows.

1. DEFINITIONS

Whenever used in the Agreement with an initial capital letter, the terms defined in this Article 1 shall have the meanings specified.

1.1 “Affiliate” shall mean any corporation, firm, limited liability company, partnership or other entity that directly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this Section 1.1, “control” means ownership, directly or indirectly through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent

(50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.2 “BLA” shall mean a biologics license application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the FDA seeking Regulatory Approval to market and sell any Licensed Product in the United States for a particular indication within the Exclusive Licensed Field or Non-Exclusive Licensed Field.

1.3 “Confidential Information” shall mean with respect to a Party (the “Receiving Party”), all information that is disclosed or has been previously disclosed by the other Party (the “Disclosing Party”) to the Receiving Party hereunder or to any of its Affiliates or its or their directors, officers, employees, or agents, except to the extent that the Receiving Party can demonstrate by written record or other suitable physical evidence that such information, (a) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (b) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party; (c) is obtained from a Third Party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party.

1.4 “Control” or “Controlled” shall mean with respect to any Patent Rights or Technology, the possession by a Party of the ability to grant a license or sublicense of such Patent Rights or Technology as provided for herein without violating the terms of any arrangement or agreements written or otherwise between such Party and any Third Party or without requiring such Party to make undue payment to any Third Party.

1.5 “Drug Approval Application” shall mean any application for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a Licensed Product in any country or jurisdiction in the Territory, including, without limitation, (a) any BLA or MAA filed with the FDA or any Foreign Regulatory Authority, and (b) any equivalent application filed with any Foreign Regulatory Authority for Regulatory Approval (including pricing and reimbursement approvals) required prior to any commercial sale or use of a Licensed Product in any country or jurisdiction in the Territory.

1.6 “Exclusive Licensed Field” shall mean human medical and veterinary uses of a Licensed Product for therapeutic and/or prophylactic treatment of cancer or precancerous conditions. For the sake of clarity, this Exclusive Licensed Field includes the therapeutic and/or prophylactic treatment of cancer or precancerous conditions caused by infectious agents, but excludes therapeutic and/or prophylactic treatment of the infectious agent itself. For example, the Exclusive Licensed Field includes the prevention and treatment of cervical cancer in humans, but does not include the treatment of human papilloma virus.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.7 “FDA” shall mean the United States Food and Drug Administration and any successor agency or authority thereto.

1.8 “First Commercial Sale” shall mean, on a country-by-country basis, the date of the first arm’s length sale to a Third Party of a Licensed Product by or on behalf of Licensee or any Affiliate or Sublicensee of Licensee in such country as part of a coordinated country-wide commercialization effort.

1.9 “Foreign Regulatory Authorities” shall mean any applicable supranational, national, federal, state or local regulatory agency, department, bureau or other governmental entity of any country or jurisdiction in the Territory (other than the FDA in the United States), having responsibility in such country or jurisdiction for any Regulatory Approvals of any kind in such country or jurisdiction, and any successor agency or authority thereto.

1.10 “ID” shall mean infectious disease.

1.11 “Improvements” shall mean any enhancement, invention or discovery created or identified by Licensor during the Term that constitutes an improvement to the Licensed Patent Rights or Licensed Technology to their subject matter.

1.12 “IND” shall mean an investigational new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed or to be filed with the FDA with regard to any Licensed Product.

1.13 “Licensed Patent Rights” means all Patent Rights relating to the Exclusive License Field or the Nonexclusive License Field that are Controlled by Licensor as of the Effective Date or become Controlled by Licensor during the Term, to the extent reasonably necessary or useful for the manufacture, use or sale of the Licensed Products. The Licensed Patent Rights as of the Effective Date are listed in Exhibit B, attached hereto and made a part hereof. Exhibit B shall be updated by Licensor by written notice to Licensee on an annual basis during the Term to include any additional patents and patent applications not previously listed; however, the inclusion or exclusion of a patent or patent application from Exhibit B is not to be deemed a conclusive indication of whether that patent or application is or should be considered a “Licensed Patent Right” for purposes of this Agreement.

1.14 “Licensed Product” shall mean any product, the making, using, selling, importing or providing a service the conduct of which would, absent the license granted to Licensee hereunder, infringe any Valid Claim included in the Licensed Patent Rights.

1.15 “Licensed Technology” shall mean and include all Technology, whether or not patentable, including but not limited to formulations, techniques and materials, Controlled by Licensor as of the Effective Date or that becomes Controlled by Licensor during the Term that (a) is related to any patent or patent application included in the Licensed Patent Rights or (b) is reasonably necessary or useful for Licensee to practice the license granted to it hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.16 “License Term” shall mean, with respect to each Licensed Product, the period commencing on the Effective Date and continuing on a country-by-country basis until the last to expire of the Licensed Patent Rights covering the Licensed Product in each country.

1.17 “MAA” shall mean an application filed with the relevant Foreign Regulatory Authorities in Europe seeking Regulatory Approval to market and sell any Licensed Product in Europe or any country or territory therein for a particular indication within the Exclusive Licensed Field or Non-Exclusive Licensed Field.

1.18 “Net Sales” shall mean the amounts invoiced for all Licensed Products sold by Licensee and Affiliates and Sublicensees to Third Parties throughout the Territory during each calendar quarter, less the following deductions, exclusions and other amounts incurred or paid by Licensee or its Affiliates or Sublicensees with respect to sales of Licensed Products regardless of the calendar quarter in which such sales were made, provided that should sales not be sufficient to cover deductions such deductions may be carried to following calendar quarters:

(a) trade, cash and quantity discounts or rebates actually allowed or taken including, without limitation, discounts or rebates to governmental or managed care organizations;

(b) credits or allowances actually given or made for rejection or return of previously sold Licensed Products (including Medicare and similar types of rebates) and amounts attributable to uncollectible and bad accounts;

(c) any charges for insurance, freight, and other transportation costs directly related to the delivery of Licensed Product to the extent included in the gross invoiced sales price;

(d) any tax, tariff, duty or governmental charge levied on the sales, transfer, transportation or delivery of a Licensed Product (including any tax such as a value added or similar tax or government charge) borne by the seller thereof, other than franchise or income tax; and

(e) any import or export duties or their equivalent borne by the seller.

“Net Sales” shall not include (i) intermediate sales or transfers of Licensed Product between Licensee and its Affiliates or Sublicensees that are not arm’s length transactions, (ii) samples or quantities of Licensed Product used for access or assistance programs; (iii) Licensed Product used in preclinical and clinical trials or other research, and (iv) charitable and compassionate uses of Licensed Product or product tenders.

If Licensed Product is ever bundled with other products or equipment, in order to determine the portion of the sales price for the bundle that should be allocated to “Net Sales”, the Parties shall approve a formula that accurately determines the portion of the sales price for the bundle that reflects the fair market value of the Licensed Product when compared to the sum of the fair market value of all products in the bundle, based on the fair market value of a product when it is sold separately in the relevant sales channel and jurisdiction.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.19 “Non-Exclusive Licensed Field” shall mean all human medical and veterinary uses of Licensed Product other than those used in the Exclusive Licensed Field.

1.20 “Option Subfield” shall mean a Subfield designated by Licensee within the Non-Exclusive Licensed Field for inclusion within the Exclusive Licensed Field.

1.21 “Patent Rights” shall mean the rights and interests in and to issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction within the Territory, including all provisionals, substitutions, continuations, continuations-in-part, divisionals, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs, foreign counterparts, and industrial rights Controlled by a Party.

1.22 “Phase II Clinical Study” shall mean, as to a particular Licensed Product for a particular indication, a controlled and lawful study in humans of the safety, dose ranging and efficacy of such Licensed Product for such indication, that is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial of such Licensed Product for such indication.

1.23 “Phase III Clinical Trial” shall mean, as to a particular Licensed Product for a particular indication, a controlled and lawful study in humans of the safety and efficacy of such Licensed Product for such indication, that is prospectively designed to demonstrate statistically whether such Licensed Product is safe and effective for use in such indication in a manner sufficient to file a BLA to obtain Regulatory Approval to market and sell that Licensed Product in the United States for the indication under investigation in such study.

1.24 “Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations or authorizations of any kind of the FDA or any Foreign Regulatory Authority necessary for the development, pre-clinical and/or human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a Licensed Product (or any component thereof) for use in the Exclusive Licensed Field or Non-Exclusive Licensed Field in any country or other jurisdiction in the Territory. “Regulatory Approval” shall include, without limitation, any BLA, MAA or other Drug Approval Application.

1.25 “Subfield” shall mean a disease or condition, or set of related diseases or conditions, for which Regulatory Approval can be sought for a Licensed Product. For instance, “autoimmune disorders” and “metabolic disorders and obesity, and related disorders” are both Subfields.

1.26 “Sublicensee” shall mean any Third Party to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

1.27 “Technology” shall mean and include any and all unpatented, proprietary ideas, inventions, discoveries, Confidential Information, biologic materials, data, results, formulae, designs, specifications, methods, processes, formulations, techniques, ideas, know-how, technical information (including, without limitation, structural and functional information), process information, pre-clinical information, clinical information, and any and all proprietary biological, chemical, pharmacological, toxicological, pre-clinical, clinical, assay, control and manufacturing data and materials.

1.28 “Term” shall have the definition set forth in Section 9.1.

1.29 “Territory” shall mean worldwide.

1.30 “Third Party” shall mean any person or entity other than Licensee, Licensor and their respective Affiliates.

1.31 “Valid Claim” shall mean those claims of a patent or patent application in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken; and (iv) in the case of a pending application, was filed and is being prosecuted in good faith towards allowance for a period not to exceed [ * ] years.

2. GRANT OF RIGHTS

2.1 Licenses.

2.1.1 Grant of Exclusive License. Licensor hereby grants to Licensee an exclusive, royalty-bearing license, including the right to grant sublicenses in accordance with Section 2.1.3, under the Licensed Patent Rights and Licensed Technology and Licensor’s interest in any Improvements, to make, have made, develop, have developed, use, have used, sell, have sold, offer for sale, commercialize, have commercialized, import, have imported, export and have exported Licensed Products in the Territory, for any and all uses within the Exclusive Licensed Field, subject to the terms and conditions of this Agreement.

2.1.2 Grant of Nonexclusive License. Licensor hereby grants to Licensee a non-exclusive royalty-bearing license under the Licensed Patent Rights and Licensed Technology and Licensor’s interest in any Improvements to make, have made, develop, have developed, use, have used, sell, have sold, offer for sale, commercialize, have commercialized, import, have imported, export and have exported Licensed Products in the Territory, for any and all uses within the Nonexclusive Licensed Field, subject to the terms and conditions of this Agreement.

2.1.3 Right to Sublicense. Licensee shall have the right to grant sublicenses to any Sublicensee to all or any portion of its rights under the license granted pursuant to this Article 2; provided, however, that (a) Licensor shall be notified of any and all Sublicenses, and (b) Licensee shall remain obligated for the payment to Licensor of all of its

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

payment obligations hereunder, including, without limitation, the payment of any royalties described in Section 4.2 hereof. Licensee shall be permitted to require a Sublicensee to pay royalties directly to Licensor, but such requirement shall not alter Licensee’s payment obligations hereunder.

2.1.4 Conversion Option.

(a) Subject to the Preexisting Rights, at any time during the term of the Agreement, Licensee shall have the option from time to time to designate an Option Subfield within the Nonexclusive Licensed Field for inclusion within the Exclusive Licensed Field (a “Conversion Option”). Upon such designation by Licensee in writing to Licensor, Licensee shall pay to Licensor the Conversion Option Fee, as defined in Section 4.2.4, at which time such Option Subfield shall be considered subject to all terms of the Agreement that are applicable to the Exclusive Licensed Field and this Agreement shall be deemed automatically amended mutatis mutandis with no further action of either Party.

(b) If Licensee has converted pursuant to Section 2.1.4(a) its rights in the Nonexclusive Field relating to ID from nonexclusive to exclusive, then to the extent any additional rights licensed to the Preexisting Licensee in the field of ID are no longer subject to the Preexisting License (including the related option described herein) (“Available Rights”), such Available Rights shall be automatically deemed a part of the Exclusive Field under this Agreement. If Licensee has not converted its rights in the Nonexclusive Field relating to ID from nonexclusive to exclusive pursuant to the Conversion Option in Section 2.1.4(a), then such Available Rights shall be automatically deemed a part of the Nonexclusive Field.

2.1.5 Exclusive Right of First Refusal. During the Term of this Agreement, Licensor shall not enter into any licenses with any Third Party or its or Licensee’s Affiliates for use of Licensed Patent Rights, Licensed Technology or Improvements for use in any fields within the Nonexclusive Licensed Field without first carrying out the following procedure. When Licensor receives from the Third Party or its or Licensee’s Affiliates a binding offer to obtain a license to Licensed Patent Rights, Licensed Technology or Improvements for use in any field(s) in the Nonexclusive Licensed Field that, if agreed to by the Licensee, would prevent Licensee from exercising the Conversion Option for such field(s) in the Nonexclusive Field, Licensor shall provide Licensee with written notice thereof with full details and confirmation of the binding nature of the offer. Licensee shall notify Licensor as soon as practicable thereafter, but not more than [ * ] days after receipt of such written notice, as to whether or not Licensee is exercising its Conversion Option with regard to such field(s). Should Licensee opt not to exercise its Conversion Option within the [ * ] day period, or not respond within such period, then Licensor shall have [ * ] days to enter into the proposed license on the terms disclosed to Licensee. Should the license not be executed within such period, or should the license terms change in any material way or the identity of the licensee change, then Licensor agrees to repeat the foregoing procedure.

2.1.6 Notification Regarding Preexisting Rights. Licensor shall provide Licensee with prompt written notification with full details of any material changes or developments related to the rights of the Preexisting Licensee including, without limitation, the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

exercise by the Preexisting Licensee under the Preexisting Rights of any option to convert any rights therein from nonexclusive to exclusive, or the expiration, termination or lapse of any rights of the Preexisting Licensee under the Preexisting Rights. Such written notice shall be delivered to Licensee no later than [ * ] days after such material change.

3. DEVELOPMENT AND COMMERCIALIZATION OF LICENSED PRODUCTS.

3.1 Development and Commercialization.

3.1.1 Licensee shall use commercially reasonable efforts to develop and commercialize Licensed Product(s) in the U.S. and E.U., provided that such efforts are consistent with sound and reasonable business and scientific and medical practice and judgment and are considered in light of all relevant factors. All activities relating to Development and commercialization under this Agreement shall be undertaken at Licensee’s sole cost and expense, except as otherwise expressly provided in this Agreement.

3.1.2 From and after the Effective Date, Licensee shall have full control and authority over the development and commercialization of Licensed Products, including without limitation, (a) all pre-clinical development activities, including any pharmaceutical development work on formulations or process development relating to any Licensed Product, (b) all activities related to human clinical trials, including all clinical studies, (c) all activities relating to manufacture and supply of all Licensed Products (including all required process development and scale up work with respect thereto), (d) all marketing, promotion, sales, distribution, import and export activities relating to any Licensed Product, and (e) all activities relating to any regulatory filings, registrations, applications and Regulatory Approvals relating to any of the foregoing including any INDs or foreign equivalents, any manufacturing facility validation and/or licensure, any Drug Approval Applications and any other Regulatory Approvals. Licensee shall own all data, results and all other information arising from any such activities under this Agreement, including without limitation, all regulatory filings, registrations, applications and Regulatory Approvals relating to Licensed Products, including any INDs or foreign equivalents, any Drug Approval Applications and any other Regulatory Approvals, and all of the foregoing information, documentation and materials shall be considered Confidential Information and Technology solely owned and Controlled by Licensee.

4. FEES, ROYALTIES AND MILESTONES

4.1 License Fee. In consideration of the grant of the licenses described in Article 2 hereof and its other rights hereunder, Licensee hereby agrees to pay Licensor a license fee in the sum of Seventy-five Thousand U.S. Dollars ($75,000) within [ * ] days following execution of this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.2 Payment of Royalties; Royalty Rates; Minimum Royalties.

4.2.1 Royalty Payments. In further consideration of the grant of the licenses described in Article 2 hereof and its other rights hereunder, Licensee shall pay to Licensor on the terms set forth herein the following royalties:

in respect of each Licensed Products sold for use in the Nonexclusive Licensed Field, a royalty equal to [ * ] of Net Sales of such Licensed Product and in respect of each Licensed Products sold for use in the Exclusive Licensed Field, a royalty equal to [ * ] of Net Sales of such Licensed Product.

Only one royalty shall be payable to Licensor hereunder for each sale of a Licensed Product.

4.2.2 Minimum Royalties.

Licensee agrees to pay to Licensor an annual minimum royalty of [ * ], creditable against any royalty due under the Agreement (even if such credit is taken in a calendar year, other than the one in which the payment is made), beginning at the first anniversary of the Agreement and continuing annually thereafter.

4.2.3 Third Party Royalty Offset. If Licensee, in its commercially reasonable discretion, obtains a license to any Third Party intellectual property rights related to Licensed Product, payments due to such Third Party licensor for such rights will be creditable at times determined by Licensee against the royalty owed to Licensor, provided that (i) Licensee shall keep Licensor reasonably informed of all related negotiations (after reaching a termsheet) with Third Parties and consult Licensor in connection therewith and (ii) royalties owed to Licensor hereunder shall not be reduced by more than [ * ] in the aggregate. For clarity, any information provided by Licensee to Licensor pursuant to this provision is the Confidential Information of Licensee and Licensee shall not attempt to contact any such Third Party absent the express written consent of Licensee.

4.2.4 Conversion Option Fee. For each Option Subfield for which Licensee exercises a Conversion Option, Licensee shall pay to Licensor a nonrefundable, non-creditable Conversion Option Fee in the sum of [ * ] within [ * ] days following exercise of such Conversion Option.

4.3 Milestone Payments.

4.3.1 Payment. In further consideration of the grant of the licenses described in Article 2 hereof and its other rights hereunder, on a Licensed Product-by-Licensed Product basis, Licensee shall make the following payments to Licensor within [ * ] days of the occurrence of the following events by Licensee or its Affiliates or Sublicensees, as such date is reasonably determined by Licensee to have occurred:

(i)	[ * ] upon [ * ];

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(ii)	[ * ] upon [ * ];

(iii)	[ * ] upon [ * ]; and

(iv)	[ * ] upon [ * ].

The foregoing milestones shall be payable one time per Licensed Product (without regard to such Licensed Product’s indications for use or whether the Licensed Product is modified, re-formulated, re-launched, or modified). In addition, only one set of milestones shall be payable per Subfield.

4.3.2 Determination That Payments Are Due. Licensee shall promptly (and in any event within [ * ] days) provide Licensor with written notice upon its achievement of each of the milestones set forth in Section 4.3.1.

4.4 Sublicensing Consideration.

4.4.1

(a) Subject to the other terms hereof, Licensee shall pay to Licensor a share of the cash value of compensation as and when received by Licensor to the extent attributable to the grant of a sublicense of the rights granted by Licensor to Licensee under this Agreement, including all sublicensing income, licensing fees, milestone payments, patent infringement damage awards, equity investments in Licensee or its Affiliate(s) to the extent such investments exceed [ * ] of Fair Market Value (as defined below), and any other sublicensing revenue other than Excluded Payments (in the aggregate, “Attributed Income”). Such Attributed Income shall not include the following (“Excluded Payments”): payments received from Sublicensee(s) for royalties on sales of Licensed Products; payments received for debt financing; payments for equity investments at or below [ * ] of Fair Market Value; payments or other consideration for research contracts or development, sales and/or marketing activities; reimbursement for patent costs; and milestones payments payable to Licensee under the sublicense agreement. Licensee will provide relevant information in its possession regarding exclusions from sublicense consideration to the extent such information is not the confidential information of a Third Party. All such information shall be treated as the Confidential Information of Licensee.

(b) In the event that equity in lieu of cash or other consideration is received by Licensee in return for granting a sublicense, Licensee shall either arrange for Licensor’s share of such equity to be issued directly to Licensor and in the name of “Karagen Pharmaceuticals”, if permitted and commercially reasonable, or Licensee shall pay in cash to Licensor the Fair Market Value (as defined below) of Licensor’s share of such equity. The term “Fair Market Value” shall mean (i) if the stock is publicly traded, the average closing price at which the stock in question is publicly traded at for [ * ] trading days prior to the execution of the sublicense agreement, or (ii) if the stock is not publicly traded, the value of such stock shall be (x) the price of the stock during the most recent round of financing, provided the round shall have been completed not more than [ * ] months prior, or (y) if there has not been a round in the

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

[ * ] months prior to the execution of the sublicense agreement, then price determined by a single independent appraisal of an appraiser chosen by Licensee and approved by Licensor, such approval not unreasonably withheld, conditioned or delayed.

4.4.2 Licensor’s share of Attributed Income shall be determined as follows, based on the stage of development of the most advanced Licensed Product candidate that is the subject of the sublicense:

(i)	[ * ] if [ * ];

(ii)	[ * ] if [ * ];

(iii)	[ * ] if [ * ]; and

(iv)	[ * ].

4.4.3 In the event that Aduro exercises its Conversion Option, Licensor’s share of Attributed Income for the grant of a sublicense of such rights shall be determined as follows, based on the stage of development of the most advanced relevant Licensed Product candidate that is the subject of the sublicense:

(i)	[ * ] if [ * ];

(ii)	[ * ] if [ * ];

(iii)	[ * ] if [ * ]; and

(iv)	[ * ].

4.5 Payment Terms.

4.5.1 Payment of Royalties. Licensee shall make any royalty payments owed to Licensor hereunder in arrears, within [ * ] days after the end of each quarter in which such payment accrues. For purposes of determining when a sale of any Licensed Product occurs under this Agreement, the sale shall be deemed to occur when the payment is received on invoice. Each royalty payment shall be accompanied by a report for each country in the Territory in which sales of Licensed Products occurred in the calendar quarter covered by such statement, specifying: the gross sales (if available) and Net Sales in each country’s currency; the applicable royalty rate under this Agreement; the royalties payable in each country’s currency; the applicable exchange rate to convert from each country’s currency to United States Dollars under this Section 4.4; and the royalties payable in United States Dollars.

4.5.2 Accounting. All payments hereunder shall be made in the United States in United States dollars. Conversion of foreign currency to United States dollars shall be based on the average of the conversion rate for the [ * ] business days prior to the date such payment is due and payable hereunder (as such conversion rates are reported in The Wall Street Journal). If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

4.5.3 Tax Withholding; Restrictions on Payment. (a) Licensee shall make any applicable withholding payments due on behalf of Licensor and shall provide Licensor upon request with such written documentation regarding any such payment as available to Licensee relating to an application by Licensor for a foreign tax credit for such payment with the United States Internal Revenue Service. Licensor shall fully cooperate with Licensee in Licensee determining whether withholding is required, provided the final decision whether or not to withhold will be Licensee’s alone. (b) If by law, regulations or fiscal policy of a particular country in the Territory, remittance of royalties in United States Dollars is restricted or forbidden, written notice thereof shall promptly be given to Licensor, and payment of the royalty shall be made by the deposit thereof in local currency to the credit of Licensor in a recognized banking institution reasonably designated by Licensor by written notice to Licensee. When in any country in the Territory the law or regulations prohibit both the transmittal and the deposit of royalties on sales in such country, royalty payments shall be suspended for as long as such prohibition is in effect and as soon as such prohibition ceases to be in effect, all royalties that Licensee would have been under an obligation to transmit or deposit but for the prohibition shall forthwith be deposited or transmitted, to the extent allowable.

4.5.4 Payment of Fees and Milestones. Fees and Milestones shall be paid as set forth herein.

4.6 Records Retention; Review.

4.6.1 Royalties. Commencing as of the date of First Commercial Sale of the first Licensed Product hereunder, Licensee and its Affiliates and Sublicensees shall keep for at least one year from the end of the calendar year to which they pertain complete and accurate records of sales by Licensee or its Affiliates and Sublicensees, as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of the payments hereunder to be confirmed.

4.6.2 Review. Subject to the other terms of this Section 4.6.2, at the request of Licensor, which shall not be made more frequently than once per calendar year during the Term, upon at least [ * ] days’ prior written notice from Licensor, and at the expense of Licensor, Licensee shall permit an independent certified public accountant reasonably acceptable to Licensee to inspect during regular business hours the relevant records required to be maintained by Licensee under this Section 4.6. In every case the accountant must have previously entered into a confidentiality agreement with Licensee that permits the accountant to share with the Parties any variances in payments the accountant believes apply to the audited period and the basis therefore, but in no event shall Licensor be permitted free access to the books and records of Licensee as to sales so long as any other licensees to the Licensed Patents, Licensed Technology or Improvements have any valid rights to the same. Any deficiencies or overpayments shall be promptly paid or repaid, as the case may be, by the owing Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5. TREATMENT OF CONFIDENTIAL INFORMATION

5.1 Confidential Obligations. Licensor and Licensee each recognize that the other Party’s Confidential Information constitutes highly valuable and proprietary confidential information. Licensor and Licensee each agree that during the Term and for [ * ] years thereafter, it will keep confidential, and will cause its employees, consultants, Affiliates and Sublicensees to keep confidential, all Confidential Information of the other Party. Neither Licensor nor Licensee nor any of their respective employees, consultants, Affiliates or Sublicensees shall use Confidential Information of the other Party for any purpose whatsoever other than exercising any rights granted to it or reserved by it hereunder. Without limiting the foregoing, each Party may disclose information to the extent such disclosure is reasonably necessary to (a) with respect to Licensee, file and prosecute patent applications and/or maintain patents that are filed or prosecuted in accordance with the provisions of this Agreement, or (b) comply with applicable laws, regulations or court orders; provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information in connection with any of the foregoing, it will give reasonable advance notice to the other Party of such disclosure requirement and will use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

5.2 Limited Disclosure and Use. Licensor and Licensee each agree that any disclosure of the other Party’s Confidential Information to any officer, employee, consultant or agent of the other Party or any of its Affiliates or Sublicensees shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement, shall be limited to the maximum extent possible consistent with such rights and responsibilities and shall only be made to the extent any such persons are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement. Licensor and Licensee each further agree not to disclose or transfer the other Party’s Confidential Information to any Third Parties under any circumstance without the prior written approval from the other Party (such approval not to be unreasonably withheld), except as otherwise required by law, and except as otherwise expressly permitted by this Agreement. Each Party shall take such action, and shall cause its Affiliates or Sublicensees to take such action, to preserve the confidentiality of each other’s Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, using, in all such circumstances, not less than reasonable care. Each Party, upon the request of the other Party, will return all the Confidential Information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within [ * ] days of such request or, if earlier, the termination or expiration of this Agreement; provided however, that a Party may retain (a) any Confidential Information of the other Party relating to any license that expressly survives such termination and (b) one (1) copy of all other Confidential Information in inactive archives solely for the purpose of establishing the contents thereof. Licensor agrees that, under written terms of Confidentiality, Licensee may share this Agreement with potential Sublicensees, partners, acquirers, and funding sources, provided financial terms shall be redacted unless such party would be ultimately responsible for their payment.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

5.3 Publicity. Licensee may publicly disclose the existence or terms or any other matter of fact regarding this Agreement without the prior written consent of the Licensor. Either Party may make such a disclosure (a) to the extent required by law or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, or (b) to any investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential. In the event that such disclosure is required as aforesaid, the disclosing Party shall make reasonable efforts to provide the other Party with notice beforehand and to coordinate with the other Party with respect to the wording and timing of any such disclosure. The Parties, upon the execution of this Agreement, will mutually agree to a press release with respect to this transaction for publication. Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

5.4 Use of Name. Neither Party shall employ or use the name of the other Party in any promotional materials or advertising without the prior express written permission of the other party.

6. PROVISIONS CONCERNING THE FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

6.1 Patent Filing, Prosecution and Maintenance.

(a) Subject to the other terms of this Agreement, Licensor shall be responsible for preparing, filing, prosecuting, obtaining and maintaining, at its sole cost, expense and discretion, and using patent counsel reasonably acceptable to Licensee, all Licensed Patent Rights in the Territory. Licensor (i) will provide Licensee with a copy of any and all proposed patent applications within Licensed Patent Rights and relevant to the Exclusive Licensed Field and Nonexclusive Licensed Field for review and comment reasonably in advance of filing which shall under no circumstances be less than [ * ] days, and (ii) will keep Licensee fully and timely informed of the status of such filing, prosecution and maintenance, including, without limitation, (A) by providing Licensee with copies of all communications and key strategy received from or filed in patent office(s) with respect to such filing, and (B) by providing Licensee, a reasonable time prior to taking or failing to take any action that might affect the scope or validity of any such of any such filing (including the substantially narrowing, cancellation or abandonment of any claim(s) without retaining the right to pursue such subject matter in a separate application, or the failure to file or perfect the filing of any claim(s) in any country), with prior written notice of such proposed action or inaction so that Licensee has a reasonable opportunity to review and comment.

(b) If Licensor fails to undertake the filing(s) of any patent application or submission with respect to any invention under such Licensed Patent Rights, then not less than [ * ] days prior to the last date for making the applicable filing or submission to preserve rights under such patent application (the “Last Date”), Licensee may undertake such filing(s) at its own expense, the cost of which may be offset against amounts owed to Licensor (“Licensee Intervention”). In such case, Licensor will assign to Licensee all of its rights to such patent application and invention and any subsequently issued patent thereon in the country or countries in which Licensee undertakes such filing(s), each of which thereafter will be owned solely by

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Licensee, unless Licensor repays to Licensee within [ * ] days after the Last Date all of Licensee’s costs and expenses (including reasonable attorney fees, agent fees and filing fees) in preparing and making such filings (the “Licensor Option to Cure”). The Licensor Option to Cure may be exercised by Licensor only after the first two occurrences of a Licensee Intervention, after which Licensor shall no longer be permitted the Licensor Option to Cure.

(c) Should this Agreement be validly terminated for Licensee’s uncured material breach, then Licensed Patent Rights assigned to Licensee pursuant to this Section shall be re-conveyed to Licensor by Licensee.

6.2 Notice of Infringement. If, during the License Term, either Party learns of any actual, alleged or threatened infringement by a Third Party of any Licensed Patent Rights under this Agreement, such Party shall promptly notify the other Party and shall provide such other Party with available evidence of such infringement.

6.3 Infringement of Patent Rights.

(a) Licensor shall have the first right to enforce any Patent Rights among the Licensed Patent Rights and/or Improvements relating to Licensed Products in the Nonexclusive License Field against any infringement or alleged infringement at Licensee’s expense, such expense to be pro-rated according to the number of licensees, provided that if Licensor does not take an appropriate action within [ * ] days after notice, or if it fails to diligently prosecute such action(s), then Licensee may take or assume such actions in its own name (with the cooperation of Licensor) and Licensee will thereafter have the right to enforce such License Patent Rights and/or Improvements. Licensor shall cooperate fully therewith, including agreeing to be joined as a party to such action if necessary or helpful.

(b) Licensee shall have the first right to enforce any Patent Rights among the Licensed Patent Rights and/or Improvements relating to Licensed Products indicated for use in the Exclusive Licensed Field against any infringement or alleged infringement. Licensor shall fully cooperate in any such litigation at Licensee’s expense, including by agreeing to be joined as a party to such litigation if necessary or helpful.

(c) Any damages, monetary awards or other amounts recovered, whether by judgment or settlement, pursuant to any suit, proceeding or other legal action taken under this Section 6.3, shall applied as follows:

(i)	first, [ * ];

(ii)	second, [ * ]; and

(iii)	third, any amounts remaining go to [ * ].

If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

7. REPRESENTATIONS, WARRANTIES, AND CERTAIN COVENANTS

7.1 Licensor Representations. Licensor represents, warrants and covenants to Licensee as follows.

(a) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensor corporate action.

(b) This Agreement is a legal and valid obligation binding upon Licensor and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensor is a party or by which it is bound.

(c) Licensor has the full right and legal capacity to grant the rights granted to Licensee hereunder without violating the rights of any Third Party.

(d) The Licensed Patent Rights have been properly filed, prosecuted, and maintained, and Licensor is the sole owner of the Licensed Patent Rights and Licensed Technology.

(e) Licensor is not aware of any Third Party patent, patent application or other intellectual property rights that would be infringed (i) by practicing any process or method or by making, using or selling any composition that is claimed or disclosed in, or that constitutes, Licensed Technology, or (ii) by making, using, offering for sale, selling or importing Licensed Products.

(f) Licensor is not aware of any infringement or misappropriation by a Third Party of the Licensed Technology.

(g) Licensor represents and warrants that, other than the Preexisting Rights, no other licenses have been granted to the Licensed Patent Rights, Licensed Technology or Improvements. In connection therewith and described herein and in Exhibit A, the Preexisting Licensee has a nonexclusive license to the Licensed Patent Rights only to use c-di-GMP only in the field of ID and a limited option to convert its rights for c-di-GMP on an ID on a field-by-field basis. Licensor covenants that it will not extend the term of the Preexisting License or expand or extend the option rights under the Preexisting Licensee. The Preexisting License was an arm’s length transaction and Licensor, its directors, officers, and employees and their family members have no interest in the Preexisting Licensee or its Affiliates.

(h) Except as set forth in this Section 7.1 and in Exhibit A hereto, the Preexisting Licensee has no other rights and the Preexisting License does not contain any other provisions that might adversely affect Licensee’s rights or increase Licensee’s obligations under this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

(i) Exhibit A is true, correct and complete in all respects.

(j) All agreements effective on or after the Effective Date related to the License Patent Rights or Licensed Technology Rights, including without limitation any agreement with the Preexisting Licensee or its Affiliates or development partners, shall (i) only contain provisions that are subject to those set forth in this Agreement, (ii) will not include rights outside the field of ID and (iii) will permit Licensee to review copies of the agreements redacted to remove key information identifying the party and financial terms (to the extent not already publicly available).

(k) Licensor shall keep Licensee fully informed of any infringement of the License Patent Rights or appropriation of the License Technology by the Preexisting Licensee in the Exclusive Field, Nonexclusive Field and outside of ID. Licensor agrees to fully cooperate in the enforcement of all of the terms of this Agreement and the terms of the Preexisting License and any successor agreement, and permit Aduro to lead such enforcement and offset against payments owed to Licensor hereunder the reasonable costs thereof.

7.2 Licensee Representations. Licensee represents and warrants to Licensor as follows.

(a) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate Licensee corporate action.

(b) This Agreement is a legal and valid obligation binding upon Licensee and enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which Licensee is a party of or by which it is bound.

(c) Licensee acknowledges that Licensor has represented to Licensee that Licensor has entered into a Preexisting License and, while Licensee’s exclusive rights hereunder are unaffected thereby, certain of Licensee’s nonexclusive rights and related options are subject to those Preexisting Rights to the extent demonstrated herein. For clarity, Licensee has not been permitted to see or review any version of the Preexisting License and Licensee is relying entirely on Licensor’s account of its provisions.

7.3 No Warranties.

Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF THIRD PARTIES, OR ANY OTHER EXPRESS OR IMPLIED WARRANTIES.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.INDEMNIFICATION

8.1 Indemnification.

8.1.1 Licensee Indemnity. Licensee shall indemnify, defend and hold harmless Licensor, its Affiliates and their respective directors, officers, employees, stockholders and agents and their respective successors, heirs and assigns (the “Licensor Indemnitees”) from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensor Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, to the extent arising out of (a) Licensee’s making, using, selling or importation of a Licensed Product (or any component thereof), (b) any material breach of this Agreement by Licensee, or (c) the negligence or willful misconduct on the part of Licensee or any Affiliate or Sublicensee.

8.1.2 Licensor Indemnity. Subject to Section 8.1.1 above, Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates and Sublicensees and their respective directors, officers, employees, stockholders, and agents, and their respective successors, heirs and assigns (the “Licensee Indemnitees”), from and against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon such Licensee Indemnitees, or any of them, in connection with any Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters (but excluding any patent infringement matters, which are governed by Article 6 above), to the extent arising out of (a) any actions or omissions of Licensor under this Agreement, (b) any material breach of this Agreement by Licensor, (c) the negligence or willful misconduct on the part of Licensor, or (d) any acts or omissions of the Preexisting Licensee or any other licensee of Licensor.

8.2 Indemnification Procedures. In the event that any indemnitee is seeking indemnification under Section 8.1 above from a Party (the “Indemnifying Party”), the other Party shall notify the Indemnifying Party of such claim with respect to such Indemnified Party as soon as reasonably practicable after the Indemnified Party receives notice of the claim, and the Party (on behalf of itself and such Indemnified Party) shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The indemnification obligations under Article 8 shall not apply to any harm suffered as a direct result of any delay in notice to the Indemnifying Party hereunder or to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be withheld or delayed unreasonably. The Indemnified Party, its employees and agents, shall reasonably cooperate with the Indemnifying Party and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by Section 8.1.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

8.3 Certain Limitations of Liability.

8.3.1 IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT DAMAGES OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS, OPPORTUNITIES OR REVENUES, PROVIDED NO LIMITATION HEREIN SHALL LIMIT ANY AMOUNT PAYABLE BY A PARTY UNDER SECTION 8.1.1 OR 8.1.2 HEREOF, OR LOSSES ARISING FROM GROSS NEGLIGENCE, WILLFUL MISCONDUCT, FRAUD, OR A BREACH OF ARTICLE 5 OF THIS AGREEMENT.

8.3.2 NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE PARTIES ACKNOWLEDGE THAT ANY LOST PROFITS OF LICENSEE OR ITS AFFILIATES OR SUBLICENSEES ARISING FROM A BREACH BY LICENSOR OF SECTION 7.1 OR EXHIBIT A SHALL BE DEEMED DIRECT DAMAGES FOR THE PURPOSE OF CALCULATING LICENSEE LOSSES.

9.TERM AND TERMINATION

9.1 Term; Expiration. The term of this Agreement (“Term”) shall expire upon the expiration of the last Valid Claim in Patent Rights, unless earlier terminated as permitted herein. Upon the termination or expiration of the License Term in each country, all licenses hereunder shall be fully paid and perpetual in each country.

9.2 Termination Rights for Breach.

9.2.1 Termination for Breach. Subject to the other terms of this Agreement, this Agreement and the rights and options granted herein may be terminated by either Party upon any material breach by the other Party of any material obligation or condition, effective ninety (90) days after giving written notice to the breaching Party of such termination, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such default or breach is cured or remedied within the aforesaid ninety (90) day period, the notice shall be automatically withdrawn and of no effect. However, prior to giving any notice of termination for breach, the Parties shall first attempt to resolve any disputes as to the existence of any breach as set forth in Article 10.

9.2.2 Voluntary Termination. Licensee shall have the right to terminate this Agreement at any time upon ninety (90) days’ written notice to Licensor.

9.3 Termination for Bankruptcy. In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it that is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

9.4 Effects of Termination.

9.4.1 Termination for Licensee Breach. Upon any termination of this Agreement by Licensor under Section 9.2.1 as of the effective date of such termination all relevant licenses and sublicenses granted by Licensor to Licensee hereunder shall terminate automatically. Notwithstanding the foregoing, (a) no such termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Licensor, provided that (i) such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) all accrued payments obligations to Licensor have been paid, and (iii) such Sublicensee agrees in writing to assume all applicable obligations of Licensee under this Agreement, and (b) Licensee and its Affiliates and Sublicensees shall have the right, for twelve (12) months or such longer time period (if any) on which the Parties mutually agree in writing, to sell or otherwise dispose of all Licensed Products then on hand, with royalties to be paid to Licensor on all Net Sales of such Licensed Products as provided for in this Agreement.

9.4.2 Other Terminations.

(a) Upon any termination of this Agreement by Licensee under Section 9.2.1 for Licensor’s material breach, or under Section 9.3 where Licensor has filed for protection under bankruptcy laws or has an involuntary bankruptcy petition filed against it that is not discharged within sixty (60) days of the filing, as of the effective date of such termination, Licensee thereafter automatically shall have a fully sublicensable and transferable, fully paid up (subject to the remainder of this Section 9.4), nonexclusive or exclusive (as the case may be) license in the Territory under the Licensed Patent Rights and Licensed Technology, to develop, have developed, make, have made, use, have used, sell, have sold, offer for sale, import and have imported any and all Licensed Products and to practice the Licensed Technology in the Territory, provided that Licensee shall pay, for the remainder of any royalty term under Section 4.4 above, in lieu of any payments including milestones or royalties it would otherwise owe to Licensor under this Agreement, a royalty equal to sixty-six percent (66%) of the royalty rate that would otherwise apply with respect to the Licensed Product under Sections 4.2.1, 4.2.2, 4.2.3 and 4.2.4 of this Agreement.

(b) In the event of a transfer under Section 9.2.2, the Parties shall return to one another their respective Confidential Information, provided Licensee may retain one copy of the same for legal archives and one copy for any countries in which it has a fully paid license.

9.5 Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 9 are in addition to any other relief and remedies available to either Party at law.

9.6 Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 1 (as relevant), 5, 7, 8,9.1, 9.4.2 and 11, as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of the Term. Without limiting the generality of the foregoing, Licensee shall have no obligation to make any milestone or royalty payment to Licensor that has not accrued prior to the effective date of any termination of this Agreement, but shall remain liable for all such payment obligations accruing prior to the effective date of such termination.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

10. DISPUTES

The Parties recognize that a bona fide dispute relating to either Party’s rights or obligations hereunder, may from time to time arise during the Term. In the event of the occurrence of such a dispute, either Party may, by written notice to the other Party, have such dispute referred to their respective senior officials designated below or their successors, for attempted resolution by good faith negotiations within [ * ] days after such notice is received. Said designated senior officials are as follows:

For Licensee: Chief Executive Officer

For Licensor: President

In the event the designated senior officials are not able to resolve such dispute within the [ * ] day period, either Party may seek any remedies available to it; provided that the foregoing shall not be construed to prohibit a Party from immediately seeking protection or relief it deems reasonable in light of the circumstances.

11. MISCELLANEOUS

11.1 Notices. All notices, requests and other communications hereunder shall be in writing, addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder, and be either (i) delivered by hand, (ii) made by facsimile transmission (to be followed with written fax confirmation), (iii) sent by private courier service providing evidence of receipt, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the parties are as follows:

If to Licensor:	Lize Davis-Karaolis President Karagen Pharmaceuticals, Inc. 4 Club Road Baltimore, MD 21210

With a copy to:	Royal W. Craig Ober, Kaler, Grimes & Shriver 100 Light Street Baltimore, MD 21202

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

If to Licensee:	Stephen T. Isaacs Chairman and CEO Aduro BioTech, Inc. 626 Bancroft Way, Suite 3C Berkeley, CA 94563 FAX: [ * ] [ * ]

With a copy to:	Steven Bodovitz Associate Director, Strategic Development Aduro BioTech, Inc. 626 Bancroft Way, Suite 3C Berkeley, CA 94563 FAX: [ * ] [ * ]

All notices, requests and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by the recipient, (iii) if sent by private courier, on the day such notice is delivered to the recipient, or (iv) if sent by registered or certified mail, on the fifth (5th) business day following the day such mailing is made.

11.2 Language. This Agreement has been prepared in the English language and the English language shall control its interpretation.

11.3 Governing Law. This Agreement will be construed, interpreted and applied in accordance with the laws of the California (excluding its body of law controlling conflicts of law).

11.4 Limitations. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license to any of its intellectual property.

11.5 Entire Agreement. This is the entire Agreement between the Parties with respect to the subject matter hereof and supersedes all prior representations, understandings and agreements between the Parties with respect to the subject matter hereof. No modification shall be effective unless in writing with specific reference to this Agreement and signed by the Parties.

11.6 Waiver. The terms or conditions of this Agreement may be waived only by a written instrument executed by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term shall be deemed as a continuing waiver of such condition or term or of another condition or term.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

11.7 Headings. Section and subsection headings are inserted for convenience of reference only and do not form part of this Agreement.

11.8 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned, delegated or otherwise transferred, in whole or part, by either Party without the prior express written consent of the other; provided, however, that either Party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder to its Affiliates, or in connection with the transfer or sale of all or substantially all of such Party’s assets or business related to this Agreement, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 11.8 shall be void. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

11.9 Force Majeure. Neither Party shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither Party shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of such Party. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

11.10 Construction. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

11.11 Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the Term hereof, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby provided that a Party’s rights under this Agreement are not materially affected. The Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid, illegal or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

11.12 Status. Nothing in this Agreement is intended or shall be deemed to constitute a partner, agency, employer-employee, or joint venture relationship between the Parties.

11.13 Section 365(n). All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined in Section 101 of such Code. The Parties agree that Licensee may fully

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

exercise all of its rights and elections under the U.S. Bankruptcy Code, regardless of whether either Party files for bankruptcy in the United States or other jurisdiction. The Parties further agree that, in the event Licensee elects to retain its rights as a licensee under such Code, Licensee shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology. Such embodiments of the technology shall be delivered to the Licensee not later than:

(a) the commencement of bankruptcy proceedings against the Licensor, upon written request, unless the Licensor elects to perform its obligations under the Agreement, or

(b) if not delivered under Section 11.14 above, upon the rejection of this Agreement by or on behalf of Licensee, upon written request.

11.14 Export Compliance. Licensee and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold Licensor harmless (in accordance with Article 8) for the consequences of any such violation.

11.15 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instructions, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.16 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative as of the Effective Date.

KARAGEN PHARMACEUTICALS, INC.			ADURO BIOTECH, INC.

By:	/s/ Lize Davis-Karaolis	By:	/s/ Stephen T. Issacs

Title:	President	Title:	Chairman & CEO

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit A

Preexisting Rights Description

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit B

Licensed Patent Rights

[ * ]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.